Exhibit 2.1

EXECUTION

SHARE PURCHASE AGREEMENT

dated as of June 20, 2021

among

VIVENDI S.E.

and

PERSHING SQUARE TONTINE HOLDINGS, LTD.

Table of content

1.	Definitions	2

1.1.	Definitions	2

1.2.	Other defined terms	8

2.	Other definitional and interpretative provisions	9

3.	Purchase and Sale	10

3.1.	Sale Shares	10

3.2.	Payment of Purchase Price	10

4.	Closing	10

5.	Closing actions and deliveries	11

6.	Leakage	12

7.	Withholding and transfer taxes	13

8.	Representations and warranties of Seller with respect to Seller	13

8.1.	Corporate Existence and Power	13

8.2.	Corporate Authorization	13

8.3.	Governmental Authorization	14

8.4.	Non contravention	14

8.5.	Ownership of the Sale Shares	14

8.6.	Litigation	14

8.7.	Insolvency	15

8.8.	Finders’ Fees	15

9.	Representations and Warranties of Seller with respect to Company and the Group Companies	15

9.1.	Corporate Existence and Power	15

9.2.	Corporate Authorization	15

9.3.	Governmental Authorization	15

9.4.	Non contravention	16

9.5.	Capitalization	16

9.6.	Locked Box Accounts	17

9.7.	Absence of Certain Changes	17

9.8.	Insolvency	17

9.9.	No other Representations or Warranties	17

10.	Representations and warranties of Buyer	18

10.1.	Corporate Existence and Power	18

10.2.	Corporate Authorization	18

10.3.	Governmental Authorization	18

10.4.	Non contravention	18

10.5.	Financing	19

10.6.	Purchase for Distribution	19

10.7.	Litigation	19

10.8.	Finders’ Fees	19

10.9.	Insolvency	19

10.10.	Buyer’s reliance	19

10.11.	No other Representations or Warranties	20

11.	Pre-Closing Covenants of Seller	20

11.1.	Conduct of the Group Companies	20

11.2.	Notices of Certain Events	21

11.3.	Access to information	22

11.4.	Cooperation regarding the HSR Filing	22

12.	Pre-Closing Covenants of Buyer	22

12.1.	Redemption TO and Warrants TO	22

13.	Pre-Closing Covenants of the Parties	24

13.1.	Public Announcements	24

14.	Conditions to Closing	24

14.1.	Conditions to Obligations of the Parties	24

14.2.	Conditions to Obligations of Buyer	24

14.3.	Conditions to Obligations of Seller	25

14.4.	Cooperation regarding the conditions to Closing	25

14.5.	No other conditions to Closing	25

15.	Post-Closing Covenants	26

15.1.	Distribution	26

15.2.	Amendment of the Company’s Articles of Association and other pre-Listing resolutions	26

16.	No survival	26

17.	Termination	27

17.1.	Grounds for Termination	27

17.2.	Effect of Termination	28

18.	Miscellaneous	28

18.1.	Notices	28

18.2.	Amendments and Waivers	29

18.3.	Expenses	29

18.4.	Non-Disclosure; Publicity	29

18.5.	Successors and Assigns; Third-Party Beneficiaries	30

18.6.	Governing Law; Jurisdiction	30

18.7.	Counterparts; Effectiveness	30

18.8.	Entire Agreement	31
18.9.	Severability	31
18.10.	Specific Performance	31
18.11.	Waiver	31

Schedule A	Group Companies
Schedule B	Indicative terms of the articles of association of UMG
Schedule C	Illustrative Bridge of the Company Enterprise Value to Equity Value
Schedule D	Separation Actions

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made on June 20, 2021,

BETWEEN:

(1)

Vivendi S.E., a corporation (société européenne) incorporated under the laws of France and registered in the Paris Trade and Companies Register (RCS) under number 343 134 763, having its registered address at 42, avenue de Friedland, 75008 Paris, France (“Seller”), and

(2)

Pershing Square Tontine Holdings, Ltd., a corporation incorporated under the laws of Delaware, having its registered address at 787 Eleventh Avenue,9th Floor, NY, NY 10019, USA (“Buyer” and with Seller, collectively the “Parties” or individually a “Party”).

WHEREAS:

(A)

Seller, Buyer and Pershing Square TH Sponsor, LLC, a limited liability company incorporated under the laws of Delaware, having its registered address at 787 Eleventh Avenue,9th Floor, NY, NY 10019, USA (“Sponsor”) entered into discussions pursuant to which they intend to enter into this Agreement regarding the purchase, by Buyer of certain Sale Shares (as defined below) of Universal Music Group B.V. a private company with limited liability organized under the laws of the Netherlands, having its official seat in the municipality of Hilversum, the Netherlands and registered with the Dutch trade register under number 81106661 (“UMG” or the “Company”) from Seller.

(B)

It is contemplated that all the shares of UMG (including the Sale Shares) will be admitted to trading on the regulated markets of Euronext Amsterdam N.V. (the “Listing”) in connection with the distribution by Vivendi of up to 60% of the share capital of UMG to the shareholders of Vivendi (the “Vivendi Distribution”).

(C)

After the Listing and in accordance with Applicable Law, Buyer intends to distribute substantially all the Sale Shares to holders of its outstanding shares through a dividend in kind or similar transaction pursuant to a registration statement on Form F-1 of the Company or such other appropriate form of registration statement as may be required by the SEC (the “Distribution”).

(D)	As of the date hereof:

i.

UMG is the legal and beneficial owner of all of the issued and outstanding ordinary shares, par value US$0.01 per share, of the common stock of Universal Music Group, Inc., a corporation organized under the laws of Delaware (“UMGI”),

ii.

UMG is the legal and beneficial owner of all of the issued and outstanding ordinary shares, par value €1 per share, in the capital of Universal International Music B.V., a private company with limited liability organized under the laws of the Netherlands, having its official seat in the municipality of Hilversum, the Netherlands and registered with the Dutch trade register under number 31018439 (“UIM”),

iii.	UMG is the common holding company of UMGI, UIM and their respective direct and indirect Subsidiaries,

iv.	Seller is the legal and beneficial owner of 1,478,299,020 Ordinary Shares representing eighty percent (80%) of the issued and outstanding shares of, and voting rights in, UMG, and

v.

Concerto Investment B.V., a private company with limited liability organized under the laws of the Netherlands, having its official seat in the municipality of Amsterdam, the Netherlands and registered with the Dutch trade register under number 76380297 (“Concerto”) and Scherzo Investment B.V., a private company with limited liability organized under the laws of the Netherlands, having its official seat in the municipality of Amsterdam, the Netherlands and registered with the Dutch trade register under number 81139349 (“Scherzo”) are the legal and beneficial owners of 369,574,754 Ordinary Shares and 1 (one) Priority Share representing together twenty percent (20%) of the issued and outstanding shares of, and voting rights in, UMG.

(E)

Buyer was given access to the Data Room Information and has performed, with the assistance of its professional advisors, due diligence investigation with respect to the Group Companies and their respective businesses, operations, assets, liabilities and projected net cash flow until the expected Closing Date sufficient in its judgement to enter into this Agreement and perform its obligations hereunder.

(F)

With the assistance of its professional advisors, Buyer was invited to attend management presentations of the Group Companies, was given the opportunities to ask questions to the management of the Company, and has, to its satisfaction, received answers to its questions raised in relation with the Data Room Information.

(G)

Following the completion of the above-mentioned due diligence exercise, Buyer confirmed its decision to purchase the Sale Shares, with no warranty or claim other than legal warranties and those expressly provided for in this Agreement.

(H)

Seller confirmed in writing on the date hereof that Concerto, on June 17, 2021 (i) validly waived any and all rights under the Share Purchase Agreement dated December 31, 2019 (as amended on March 22, 2020 and January 23, 2021) entered into between Seller and Concerto (the “Concerto SPA”) and under the shareholders’ agreement entered into between UMG, Seller, Concerto and Scherzo on February 26, 2021 (the “SHA”) in connection with the sale of the Sale Shares from Seller to Buyer provided for in this Agreement and (ii) as the holder of the Priority Share, validly committed to approve the shareholders resolution of UMG regarding the transfer of the Sale Shares from Seller to Buyer provided for in this Agreement, in compliance with the articles of association of UMG.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

1.	DEFINITIONS

1.1.	Definitions

The following terms, as used herein, have the following meanings:

“Accountant” means PriceWaterhouseCoopers or such other firm of auditors of international standing to be agreed by Buyer and Seller within five (5) Business Days of a written notice by one to the other or, failing such agreement, to be selected by Buyer among three firms of auditors of international standing proposed by Seller (provided, that, such proposed firms must be independent from Seller, its Affiliates and the Group Companies).

“Action” means any charge, claim, action, litigation, complaint, petition, investigation, suit or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity or otherwise under any Applicable Law, before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person who, as of the relevant time for which the determination of affiliation is being made, Controls, is Controlled by or is under common Control with such Person; provided no Group Company shall be deemed an Affiliate of Seller.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or relevant stock exchange that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Balance Sheet” means the consolidated balance sheet of UIM, UMGI and their respective Subsidiaries as of December 31, 2020 that has been audited by the auditor of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, the State of Delaware, France or the Netherlands are required or authorized by Applicable Law to close.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting equity securities in, or of the managing member, general partner or managing partner of, such other Person, or if such first Person, directly or indirectly, controls, appoints or has the ability to appoint or elect a majority of board of directors, managing member, general partner, managing partner or other similar governing body or position of such other Person.

“Conversion Rate” means the fixed rate of 1.00 Euro for 1.200 US Dollars.

“Damages” means damage (vermogensschade) as referred to in Section 6:96 Dutch Civil Code, excluding lost profits (gederfde winst), lost opportunities, internal costs and other indirect or consequential damage, and shall be determined without giving effect to the method (including any multipliers, formulas or ratios) that Buyer used, directly or indirectly, for purposes of calculating the Purchase Price.

“Data Room Information” means the information and documents contained in the electronic data room hosted by Merrill Datasite under the code name “Roll 6” and maintained by Seller for the purpose of allowing Buyer and its Representatives to undertake due diligence in respect of the Group Companies (a download of which has, for evidentiary purposes, been made by Merrill Datasite in a ZIP file or on USB key and which has been delivered to the Parties’ legal counsels on or prior to the date hereof).

“Deed of Transfer” means the notarial deed of transfer in agreed form whereby Seller shall transfer the Sale Shares to Buyer and whereby Buyer shall accept the Sale Shares from Seller, to be executed on the Closing Date before the Notary in accordance with Applicable Law.

“Equity Securities” means, with respect to any Person, such Person’s capital stock (including free shares (actions gratuites)), membership interests, partnership interests, registered capital, joint venture or other ownership interests (including voting rights or rights to access profits or shareholders’ equity) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including voting rights or rights to access profits or shareholders’ equity), whether or not such derivative securities are issued by such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fairly Disclosed” means accurately and fairly disclosed in or under this Agreement or in the Data Room Information, in such manner and in sufficient detail to enable a Person, by taking prima facie knowledge of the matter so disclosed, to make a reasonably informed assessment of the nature and scope of the concerned matter and its reasonably foreseeable consequences; provided that any reference to information or documents not disclosed themselves shall not be construed as Fairly Disclosed, with the exception of (i) Vivendi’s 2020 Annual Report – Universal Registration Document submitted to the French Autorité des Marchés Financiers on April 13, 2021 and available on Vivendi’s website and (ii) Vivendi’s presentation ‘Q1 2021 revenue release’ and related press release, dated April 22, 2021 available on Vivendi’s website under IP address: https://www.vivendi.com/wp-content/uploads/2021/04/Vivendi_Q1-2021-Revenues_ENG.pdf and https://www.vivendi.com/wp-content/uploads/2021/04/20210422_VIV_PR_Vivendi-revenues-Q1-2021.pdf and (iii) UMG’s Financial Results for 2018, 2019 and 2020 and first quarter 2021 available on Vivendi’s website under IP address: https://www.vivendi.com/en/shareholders-investors/financial-operations/.

“Governmental Authority” means (i) any transnational, domestic or foreign national, federal, regional, state, provincial, municipal or local government, including any political subdivision thereof; (ii) any governmental, regulatory or administrative authority, department, division, agency, body, board or commission; (iii) any public international organization (including any central bank, Tax or monetary authority); (iv) any instrumentality or officer acting in an official capacity on behalf of any of the foregoing; (v) any court, arbitral tribunal or committee exercising any executive, legislative, judicial, regulatory or administration functions of government; and (vi) any governing body of any securities exchange.

“Group Companies” means the companies listed on Schedule A attached hereto.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filing” means the filing to be made pursuant to the HSR Act.

“IFRS” means the international financial reporting standards then in effect, as promulgated by the International Accounting Standards Board.

“Indemnification Agreement” means the indemnification agreement of the date hereof among Buyer and Seller.

“knowledge” of any Person that is not an individual means the knowledge of any director or officer of such Person after reasonable inquiry.

“Leakage” means any of the following which occurs after the Locked-Box Date and on or before Closing Date:

(i)	any dividend, interim dividend, or other distribution (whether in cash or in kind) declared, paid or made by the Company;

(ii)

any other payment (redemption, repurchase, return of capital, repayment or otherwise) made by any Group Company to Seller and any of its Affiliates in respect of any share capital or other securities of any Group Company it owns;

(iii)	the payment of management, consulting, license, service or similar fees or royalties made by any Group Company to Seller and any of its Affiliates;

(iv)

the payment of fees and expenses made by any Group Company to any professional advisers (including fees or expenses for attorneys, accountants, investment bankers, brokers, finders, agent or similar intermediaries) appointed by Seller in connection with the sale and purchase of the Sale Shares;

(v)	any waiver, discount, forgiveness or release by any Group Company of any amount, debt or claim owed to that Group Company by Seller and any of its Affiliates;

(vi)	any assets transferred by or on behalf of any Group Company to Seller and any of its Affiliates;

(vii)	any Tax payable or incurred by any Group Company as a direct consequence of any of the matters set out in (i) to (vi) above; and

(viii)	the agreement or undertaking by any Group Company to do any of the matters set out in (i) to (vi) above;

but (i) excluding any Permitted Leakage and (ii) provided that Leakage shall be reduced by any effective tax savings (which correspond to the amount equal to the portion of the payments in respect of the items which is effectively deductible for Tax purposes multiplied by the Tax rate under Applicable Law and by the amount of VAT which is recoverable or can be set off by any Group Company in connection therewith).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, license, security interest, option, right of first refusal, right of pre-emption, encumbrance or other adverse claim or limitation on full ownership of any kind in respect of such property or asset, whether or not of record and whether by contract, unilateral understanding, administrative or court decisions or otherwise, as the context may require. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Locked-Box Date” means December 31, 2020.

“Notary” means M. G.C. van Eck or another civil law notary (notaris) (or such notary’s substitute) of Loyens & Loeff N.V. in the Netherlands.

“Notary Account” means the third party account (derdengeldenrekening) in the name of “Notarissen Loyens & Loeff Amsterdam inzake Derdengelden” with swift code ABNANL2A and IBAN NL56ABNA0547963513 at ABN AMRO Bank N.V., Rotterdam, the Netherlands.

“Notary Letter” means the notary letter in agreed form setting out the funds flow at Closing.

“Ordinary Shares” means the ordinary shares, par value €10 per share, of the Company.

“Permitted Leakage” means:

(i)	the payment by the Company to its shareholders of a dividend for an amount of 422,011,000 euros made on April 29, 2021;

(ii)

any monies paid, including VAT thereon, (a) to a director, employee or consultant of Seller or Seller and any of its Affiliates by way of director’s fees or benefits, employee remuneration or benefits, consultant’s fees or director’s, employee’s or consultant’s expenses, in each case paid in accordance with the terms of employment, appointment or consultancy provided in the ordinary course; or (b) for financial or tax advisory, monitoring, oversight, management (being specified for the avoidance of doubt that the payment of general management fees traditionally made to the Seller is terminated as of January 1st, 2021) or similar fees paid to Seller and any of its Affiliates in the ordinary course;

(iii)

any payments under any agreements entered into between any Group Company and Seller and any of its Affiliates (a) in the ordinary course consistent with past practice or (b) on arm’s length terms (or in respect of any financial asset, made with a price at least equal to the value defined in the bridge to equity procedure (as detailed in the Data Room Information)) as may be necessary for the purposes of the Separation;

(iv)	any payments, amounts and prospective payments of any nature that are specifically provided for in the Locked Box Accounts;

(v)	any interest on any intercompany debt owed by the Company, UIM, UMGI and their respective Subsidiaries to Seller in the ordinary course consistent with past practice;

(vi)	any matters undertaken at the written request of Buyer and acknowledged as Permitted Leakage;

(vii)	any payments to be made pursuant to this Agreement;

(viii)

any arm’s length payments made or to be made to Seller or its Affiliates in connection with the termination of agreements existing between the Company (or any Group Company) and Seller (or any Affiliates), to the extent such termination is necessary for the purposes of the Separation;

(ix)

any payment made or to be made as a result of the transfer of employees of Seller (or its Affiliates) to the Company in order to fill permanent positions within the Company (including monetary incentives benefiting such persons), as contemplated for the purposes of the Separation;

(x)	any taxation which arises or is incurred by any person in respect of any of the payments or matters envisaged in paragraphs (i) to (ix) above.

“Permitted Liens” means (i) Liens Fairly Disclosed on the Balance Sheet, (ii) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Balance Sheet in accordance with IFRS), (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of property or assets, (iv) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice that are not delinquent or that are being contested in good faith by appropriate proceedings, (v) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority and affecting real property (other than those which materially and adversely impact the present use of such real property by the Group Companies), (vi) easements, rights-of-way, servitudes and other similar restrictions affecting real property (other than those which materially and adversely impact the present use of such real property by the Group Companies), (vii) purchase money Liens or Liens arising under leases of personal property or equipment in favor of the owner thereof securing rental payments, (viii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation incurred in the ordinary course of business consistent with past practice, and (ix) non-exclusive licenses of intellectual property rights granted in the ordinary course of business consistent with past practices.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Priority Share” means the priority share, par value €10, of the Company.

“Purchase Price” means EURO 3,291,117,000, to be paid in USD at the Conversion Rate (i.e., U.S.$ 3,949,340,400.00). An illustrative bridge of the Company enterprise value (EV) to equity value calculated on the basis of the Data Room Information is set forth in Schedule C.

“Redemption TO” means the tender offer to be filed by Buyer pursuant to Article 12.1 (Redemption TO and Warrants TO) in accordance with U.S. federal securities laws and the rules and regulations of the SEC, to satisfy the redemption rights of holders of its Class A common stock.

“Registration Rights Agreement” means the registration rights agreement dated the date hereof among Buyer and the Company.

“Related Party Transaction” means any transaction, agreement or arrangement (including any termination, enforcement, waiver, renewal or extension, or modification of the terms, of any such transaction, agreement or arrangement, in each case, where such termination, enforcement, waiver, renewal, extension or modification involves the taking of any action, exercise of any right or making of any election by any Group Company) between any Group Company, on the one hand, and Seller, any of its Affiliates or any of its and their Representatives, on the other hand.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, shareholders, members, partners, agents, counsel, auditors, accountants, investment advisers or other authorized representatives of such Person.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation” means the indicative list of actions set forth in Schedule D to be taken or implemented by Seller, its Affiliates and the Group Companies to effectuate the separation of the Group Companies from the Seller group in view of the Listing (such list will be deemed to have also included on the date hereof any updates notified to Buyer before Closing, to the extent such updates reflect arm’s length actions undertaken in furtherance of the separation and/or the Listing).

“Sponsor Funds” means, together, Pershing Square Holdings, Ltd., Pershing Square, L.P. and Pershing Square International, Ltd.

“Sponsor Funds Commitment” means the Sponsor Funds’ commitment dated as of the date hereof among Seller and the Sponsor Funds.

“Subsidiary” means, with respect to any Person, any entity which is Controlled by such Person.

“Tax” means any tax, social or labor charge, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person and any payments required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law) imposed in any jurisdiction, together with any interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee, by Contract or otherwise.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Governmental Authority responsible for the imposition or collection of any Tax by or on behalf of any Group Company.

“Transaction Documents” means this Agreement, the Deed of Transfer, the Notary Letter, the Indemnification Agreement, the Registration Rights Agreement and the Sponsor Funds Commitment, and any other agreements, documents or certificates delivered pursuant hereto or thereto.

“Transactions” means the transactions contemplated by this Agreement and by the other Transaction Documents.

“Transfer” means, with respect to any Equity Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, charge, pledge, encumber, hypothecate or otherwise grant security interest (however described) or otherwise transfer such Equity Securities or any participation or interest in any of the foregoing, whether directly or indirectly (including pursuant to any instrument or other securities convertible into or exchangeable for Equity Securities or any derivative transaction), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, charge, pledge, encumbrance, hypothecation or otherwise grant of security interest (however described) or other transfer of such Equity Securities or any participation or interest in any of the foregoing or any agreement or commitment to do any of the foregoing.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration or other similar Tax (including any penalties and interest, and the cost of preparing and filing Tax Returns, in respect thereto) arising in connection with the transactions contemplated by this Agreement.

“Warrants TO” means the tender offer to be filed by Buyer pursuant to Article 12.1 (Redemption TO and Warrants TO) in accordance with U.S. federal securities laws and the rules and regulations of the SEC, to provide holders of its outstanding public warrants the ability to participate in the Transactions.

1.2.	Other defined terms

Each of the following terms is defined in the Article set forth opposite such term:

Term	Article
Agreement	Preamble
Buyer	Preamble
Closing	4
Closing Date	4
Closing Condition Satisfaction	4
Company	Recitals
Concerto	Recitals
Concerto SPA	Recitals
Distribution	Recitals
Enforceability Exceptions	8.2
Leakage Certificate	6(b)
Leakage Objection Deadline	6(e)
Listing	Recitals
Locked Box Accounts	9.6
Long-Stop Date	17.1(b)
Non-Disclosure Agreement	18.8
Objection Notice	6(f)

Offer Documents	12.1(b)
Party(ies)	Preamble
Scherzo	Recitals
Sale Shares	3.1
Schedule TO	12.1(b)
SEC	15.1
Seller	Preamble
SHA	Recitals
Sponsor	Recitals
UIM	Recitals
UMGI	Recitals
UMG	Recitals
Vivendi Distribution	Recitals
Terminating Covenants	16

2.	OTHER DEFINITIONAL AND INTERPRETATIVE PROVISIONS

In this Agreement, unless otherwise specified:

(a)	The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)	The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c)

References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)	Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, unless the context otherwise requires.

(e)

Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(f)	“Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(g)

References to any law include any rules and regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to “$”, “U.S. Dollars”, “US dollars”, “USD” or “dollars” are to the currency of the United States of America. References to “€”, “EUR” or “Euro” are to the currency of the European Union. References to “reasonable best efforts” or wording of a similar nature shall be deemed to refer to all efforts that, in light of all relevant circumstances and contractual obligations, can reasonably be expected of the person obligated to use best efforts, without such person being required to incur any disproportionate or unreasonable liability, costs and expenses.

(h)

The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

The Parties agree that for any payment to be made under this Agreement and when a conversion from Euro to USD is necessary, the Conversion Rate shall be applicable.

3.	PURCHASE AND SALE

3.1.	Sale Shares

Upon the terms and subject to the conditions of this Agreement, Seller hereby sells and agrees to transfer to Buyer, and Buyer hereby purchases and agrees to accept from Seller, a number of Ordinary Shares representing upon Closing 10% of the share capital and voting rights of the Company (minus one share) on a fully diluted basis (the “Sale Shares”), free and clear of any Liens, and together with all rights attached to such Sale Shares, for an aggregate amount equal to the Purchase Price. The Purchase Price shall not be subject to any post-Closing adjustment.

3.2.	Payment of Purchase Price

The Purchase Price shall be paid in such manner as provided in Article 5 (Closing actions and deliveries). The Purchase Price is payable in U.S. Dollars, after converting its EURO figure into USD at the Conversion Rate.

4.	CLOSING

Subject to (i) satisfaction or, to the extent possible, waiver by the Party or Parties entitled to the benefit of the conditions set forth in Article 14 (Conditions to Closing) (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) (the “Closing Condition Satisfaction”), and (ii) this Agreement not having been previously terminated pursuant to Article 17 (Termination), the transfer of the Sale Shares hereunder (the “Closing”) shall take place at the offices of Loyens & Loeff N.V. at Parnassusweg 300, 1081 LC Amsterdam or Blaak 31, 3011 GA Rotterdam, the Netherlands through the execution of the Deed of Transfer, on a date (the “Closing Date”) on the earlier of:

(a)	the fifth (5th) Business Day following the Closing Condition Satisfaction, being however expressly agreed that the Closing Date shall not, in any case, be earlier than July 5th, 2021;

(b)	the Long-Stop Date; or

(c)	at such other time or place as Buyer and Seller may agree.

5.	CLOSING ACTIONS AND DELIVERIES

At least three (3) Business Days prior to the Closing Date, Seller and Buyer shall enter into the Notary Letter with the Notary. On the Closing Date, prior to or at the Closing, each Party hereto shall do, or procure to be done, the following actions:

(a)

transfer by Buyer of an amount equal to the Purchase Price to the Notary Account, which amount must be credited to the Notary Account no later than 10:00 AM Central European Time on the Closing Date and with value on the Closing Date and shall be held by the Notary in accordance with the Notary Letter;

(b)	delivery by Seller of the shareholders register of the Company to the Notary;

(c)	delivery by Seller of a shareholders resolution of the Company regarding the transfer restrictions as mentioned in the articles of association of the Company;

(d)	delivery by Seller of the Leakage Certificate;

(e)	delivery by Buyer of evidence of its adherence as a party to the existing shareholders’ agreement entered into between the Company, Seller, Concerto and Scherzo on February 26, 2021;

(f)

such action and execution of such documents (e.g. powers of attorney duly executed on behalf of Seller, the Company and Buyer respectively, as and where required by the Notary, legalized and apostilled, confirmations on the authority of the signatories of the aforementioned powers of attorney and corporate resolutions) as shall be required for the execution of the Deed of Transfer as contemplated by the Notary Letter;

(g)

execution of the Deed of Transfer by the Notary in accordance with the Notary Letter, whereby Seller shall cause the Company to acknowledge the transfer of the Sale Shares on the Closing Date by co-signing the Deed of Transfer;

(h)

delivery by Buyer of a certificate signed by an authorized officer or director of Buyer dated the Closing Date certifying that, after giving effect to the Redemption TO and payment of the Purchase Price, Buyer shall have USD 1.00 billion of cash and marketable securities (as defined under U.S. GAAP), in the aggregate.

Each of the actions carried out at the Closing pursuant to this Article shall be deemed to take place simultaneously, provided that, for practical reasons the Closing shall take place in the sequence set out above. Accordingly, each of the actions to be carried out at the Closing shall be deemed to have been carried out subject to the condition precedent that each of the other actions required to be carried out at the Closing Date pursuant to this Article shall have actually been carried out and the Closing shall not have occurred until all such actions have been carried out.

The amounts paid into the Notary Account pursuant to this Article 5(a) shall be paid out in accordance with the Notary Letter.

If at any time before or after the Closing, Buyer and Seller reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement at or after the Closing, then, subject to the terms and conditions of this Agreement, Buyer, Seller and the Company and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

6.	LEAKAGE

(a)

Seller warrants to Buyer that there has been no Leakage between the Locked-Box Date and the date of this Agreement and procures that there will be no Leakage between the date of this Agreement and the Closing Date (included).

(b)

Seller shall on the Closing Date deliver to Buyer a Leakage certificate, signed by an authorized officer or director of Seller, dated the Closing Date (the “Leakage Certificate”), certifying that as at the Closing Date, other than as may be indicated in the Leakage Certificate, there has been no Leakage (for the avoidance of doubt other than Permitted Leakage) between the Locked-Box Date and the Closing Date or, to the extent there has been any Leakage between the Locked-Box Date and the Closing Date, certifying the nature, amount and beneficiary of such Leakage.

(c)

Seller undertakes that it shall pay to the relevant Group Company(ies) that has(ve) suffered the Leakage, on the Closing Date or, if impracticable to do so, within ten (10) Business Days thereafter, a sum equal to the value or amount of any such Leakage (other than a Permitted Leakage), in the currency in which such Leakage occurred, to put the Group Company(ies) into the position such Group Company(ies) would have been in had no Leakage occurred. For the avoidance of doubt, if any Taxes are imposed on such sum, then the sum payable by Seller shall be increased as necessary so that after such Taxes have been imposed (including such Taxes imposed on the additional sums payable pursuant to this sentence) and after taking into account any applicable tax deduction, the relevant Group Company receives an amount equal to the sum it would have received had no Taxes been imposed. For the avoidance of doubt, the intention of this provision is to put the Company in, to the maximum extent possible, the position in which it would have been had no Leakage occurred.

(d)	For the avoidance of doubt, Seller shall not be liable to pay any sum in respect of any Permitted Leakage.

(e)

Seller shall not have any liability for any claim under this Article unless such claim has been notified by Buyer to Seller in writing one (1) month after the date on which the audited consolidated accounts as of June 30, 2021 of the Company (including all related notes or schedules) have been delivered in writing to Buyer (the “Leakage Objection Deadline”). Seller shall furnish, or cause to be furnished, as promptly as practicable after their availability, in writing to Buyer the audited consolidated accounts as of June 30, 2021 of the Company (including all related notes or schedules). For the avoidance of doubt, the delivery by Seller of the Leakage Certificate does not constitute a limitation of the liability of Seller under this Agreement.

(f)

If Buyer becomes aware of the fact that any Leakage was not notified by Seller, or disagrees with Seller’s calculation of the amount of the Leakage set out in a Leakage Certificate, Buyer may notice or object to Seller by sending a notice in writing to Seller setting forth in reasonable detail the basis for such notice or objection (the “Objection Notice”). If an Objection Notice has been delivered to Seller on or prior to the Leakage Objection Deadline, Buyer and Seller shall negotiate in good faith to resolve the disagreement over the amount of Leakage. In furtherance of the foregoing, Buyer shall have access to information regarding the Group Companies in accordance with Article 11.3 (Access to Information). If they fail to agree on the amount of the Leakage within thirty (30) calendar days after delivery to Seller of the Objection Notice, either party may refer the final determination to the Accountant. The Parties shall within thirty (30) calendar days after such referral submit the statements of their respective positions in writing to the Accountant. The Accountant shall determine the further procedural rules at its discretion. The Accountant shall then, acting as an expert and not as an arbitrator, finally determine the amount (if any) of Leakage as promptly as possible and in any event within thirty (30) calendar days after receipt of the Parties’ respective statements in accordance with this Agreement, and shall notify its conclusions (including the basis for such conclusions in reasonable detail) for the amount (if any) of Leakage in writing to each of Buyer and Seller. The determination of the Accountant shall be final and conclusive and binding on the Parties (absent fraud or manifest error) and Seller shall pay such amount, if any, to the relevant Group Company(ies) promptly but in any event within ten (10) Business Days of receipt of the Accountant’s final determination. The Parties shall fully cooperate with the Accountant and comply with its reasonable requests made in connection with the performance of its duties contemplated by this Agreement (including furnishing such working papers and other documents and information as the Accountant may reasonably request). The fees of the Accountant shall be paid by Seller if the amount determined by the Accountant is higher than the amount of Leakage set forth by Seller in the Leakage Certificate and Buyer otherwise.

7.	WITHHOLDING AND TRANSFER TAXES

Notwithstanding any provision contained herein to the contrary, Buyer and its Affiliates shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any amounts required to be deducted or withheld with respect to the making of such payment under any provision of any Applicable Law. If any amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Any Transfer Taxes incurred with respect to the sale of the Sale Shares shall be paid by Seller, the Company or Buyer in accordance with the requirements of Applicable Law, and Seller, the Company or Buyer, as applicable, shall, at its own expense, file all necessary Tax Returns with respect to all such Transfer Taxes.

8.	REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO SELLER

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

8.1.	Corporate Existence and Power

Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

8.2.	Corporate Authorization

The execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, are within Seller’s corporate powers, and have been duly authorized by all necessary corporate action on the part of Seller.

This Agreement and each other Transaction Document to which Seller is or will be a party have been, or when executed and delivered by Seller, will be, duly executed and delivered by Seller, and assuming due and valid execution and delivery by each of the other Parties hereto and thereto, this Agreement and each other Transaction Document to which Seller is or will be a party constitute, or will constitute when so executed and delivered, a valid and binding agreement of Seller enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)).

8.3.	Governmental Authorization

The execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which it is or will be a party, and the consummation by Seller of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority, other than the HSR Filing and any other actions or filings the absence of which would not reasonably be expected to materially impair Seller’s ability to perform or comply with its obligations under this Agreement and each other Transaction Document to which Seller is or will be a party.

8.4.	Non contravention

The execution, delivery and performance by Seller of this Agreement, and each other Transaction Document to which it is or will be a party, the consummation by Seller of the transactions contemplated hereby and thereby, and the performance by Seller of its obligations hereunder and thereunder, do not and will not:

(a)	violate the organizational documents of Seller,

(b)	assuming compliance with the matters referred to in Article 8.3 (Governmental Authorization), violate any Applicable Law,

(c)

require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller, or

(d)	result in the creation or imposition of any Lien on any asset of Seller, other than Permitted Liens, or

(e)

except as would not, individually or in the aggregate, in the case of clauses (b) through (d), reasonably be expected to materially impair Seller’s ability to perform or comply with its obligations under this Agreement and each other Transaction Document to which Seller is or will be a party or to consummate the Transactions.

8.5.	Ownership of the Sale Shares

Seller is the sole valid legal and beneficial owner of the Sale Shares and will be as of immediately prior to the Closing the sole valid legal and beneficial owner of the Sale Shares, in each case free and clear of any Lien other than Liens imposed by applicable securities laws and the Transaction Documents, and will transfer and deliver to Buyer at the Closing the Sale Shares free and clear of any Lien other than Liens imposed by applicable securities laws and the Transaction Documents. The Sale Shares have been duly authorized and validly issued and are fully paid up.

Seller is not a party to any option, warrant, purchase right, right of first refusal, call, put or other agreement (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any Sale Shares.

8.6.	Litigation

There is no Action pending against, or to the knowledge of Seller, threatened against, Seller or any of its properties before (or, in the case of threatened Actions, would be before) any Governmental Authority which, individually or in the aggregate, would reasonably be expected to materially impair Seller’s ability to perform or comply with its obligations under this Agreement or any other Transaction Document to which Seller is or will be a party, or to consummate the transactions required to be effected by Seller as contemplated hereby or thereby or in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Seller is or will be a party.

8.7.	Insolvency

Seller is able to pay its debts as they become due and has sufficient capital to carry on its business as it is currently conducted.

8.8.	Finders’ Fees

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who is entitled to any fee or commission from any Group Company in connection with the Transactions.

9.	REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO COMPANY AND THE GROUP COMPANIES

Except as Fairly Disclosed, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

9.1.	Corporate Existence and Power

Each of the Group Companies is duly organized, validly existing and in good standing (to the extent such concept exists under the relevant Applicable Law) under the laws of its jurisdiction of organization and has all corporate powers and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Group Companies is duly qualified to do business as a foreign corporation and is in good standing (to the extent such concept exists under the relevant Applicable Law) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect. No Group Company is in violation of any of the provisions of its organizational documents.

9.2.	Corporate Authorization

The execution, delivery and performance by the Company of any Transaction Document to which it is or will be a party and the consummation of the transactions contemplated thereby are within the Company’s corporate powers and have been or will be, prior to the execution of such Transaction Document, duly authorized by all necessary corporate action on the part of the Company. Each Transaction Document to which the Company is or will be a party has been, or when executed and delivered by the Company, will be, duly executed and delivered by the Company, and assuming due and valid execution and delivery by each of the other Parties thereto, each Transaction Document to which the Company is or will be a party constitutes, or will constitute when so executed and delivered, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to the Enforceability Exceptions).

9.3.	Governmental Authorization

The execution, delivery and performance by the Company of each of the Transaction Documents to which it is or will be a party, and the consummation by the Company of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Authority, other than the HSR Filing and any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

9.4.	Non contravention

Concerto, as the holder of the Priority Share, having committed to approve the shareholders resolution of the Company regarding the transfer of the Sale Shares from Seller to Buyer in compliance with the articles of association of the Company as referred to in Article 5(c), the execution, delivery and performance by the Company of the Transaction Documents to which it is or will be a party and the consummation by the Company of the transactions contemplated thereby, and the performance by the Company of its obligations hereunder and thereunder, do not and will not:

(a)	violate the organizational documents of any Group Company,

(b)	assuming compliance with the matters referred to in Article 9.3 (Governmental Authorization), violate any Applicable Law,

(c)

require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Group Company or to a loss of any benefit to which any Group Company is entitled under any provision of any Contract binding upon any Group Company, or

(d)	result in the creation or imposition of any Lien on any asset of any Group Company, other than Permitted Liens,

(e)	except as would not reasonably be expected to be, individually or in the aggregate, in the case of clauses (b) through (d), material to the Group Companies, taken as a whole.

9.5.	Capitalization

The Sale Shares will represent ten percent (10%) minus one share (giving effect to rounding if applicable) of the share capital of the Company on a fully-diluted basis as of the Closing Date. The capitalization of each Group Company, as it was on the date of such disclosure, has been Fairly Disclosed and there are no other authorized, issued or outstanding Equity Securities of each such Group Company (including, for the avoidance of doubt, any preferred or priority share).

Except (i) as contemplated by the relevant organizational documents of Seller, Concerto, Scherzo and any of their respective Affiliates or Applicable Law, (ii) for the call option granted to Tencent Music Entertainment to acquire a minority share capital of UMG’s subsidiary housing its Greater China operations, and (iii) for the right for Vivendi to transfer shares of UMG to Compagnie de l’Odet, a corporation (société européenne) incorporated under the laws of France and registered in the Quimper Trade and Companies Register (RCS) under number 056 801 046, having its registered office in Odet, 29500 Ergué-Gabéric, France, at the fair market value prior to the Listing, and the right for Compagnie de l’Odet to transfer part of those shares in UMG acquired from Vivendi to one of its Affiliates, none of Seller, Concerto, Scherzo and any of their respective Affiliates or any other Person benefits from any preemptive rights, rights of first offer or refusal, options or other commitments or rights of any kind, to acquire or subscribe any Equity Securities or substantially all of the assets (including, without limitation, intellectual property rights) in any geography of the Company or any Group Company.

9.6.	Locked Box Accounts

The audited consolidated accounts as of December 31, 2020 of UIM, UMGI and their respective Subsidiaries (including all related notes or schedules) (the “Locked Box Accounts”) present a true and fair view, in all material respects, of the consolidated financial position of UIM and UMGI and their respective Subsidiaries as of the date thereof and their consolidated results of operations, changes in shareholders’ equity and cash flows for the period shown. The Locked Box Accounts have been prepared in accordance with IFRS applied on a consistent basis, except as set forth in the notes thereto.

9.7.	Absence of Certain Changes

Exception made to operations performed for the purposes of the contribution, by Seller, Concerto and Scherzo, of their respective ownerships of UMGI and UIM in UMG completed on February 26, 2021, or in furtherance of the Listing and/or the Separation, since the Locked-Box Date and until the date hereof, (i) the business of the Group Companies has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Group Companies, taken as a whole, (ii) no Group Company has granted any security, indemnity, guarantee or lien to the benefit of Seller or any of its Affiliates; and (iii) there has not been any action taken by any Group Company that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Article 11.1 (Conduct of the Group Companies).

9.8.	Insolvency

Each of the Company, UMG Inc. and UIM BV is able to pay its debts as they become due, owns property which has a fair saleable value greater than the amounts required to pay its debts and has sufficient capital to carry on its business as it is currently conducted.

9.9.	No other Representations or Warranties

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, NO SELLER, GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY SELLER. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL OPERATE AS A WAIVER OF CLAIMS OF FRAUD.

IN ANY CASE, THE LIABILITY OF SELLER SHALL NOT EXCEED THE AMOUNT OF THE PURCHASE PRICE.

10.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

10.1.	Corporate Existence and Power

Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

10.2.	Corporate Authorization

The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the Transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer.

This Agreement and each other Transaction Document to which Buyer is or will be a party have been, or when executed and delivered by Buyer, will be, duly executed and delivered by Buyer, and assuming due and valid execution and delivery by each of the other Parties hereto and thereto, this Agreement and each other Transaction Document to which Buyer is or will be a party constitute, or will constitute when so executed and delivered, a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms (subject to the Enforceability Exceptions).

10.3.	Governmental Authorization

The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is or will be a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than the HSR Filing and any other actions or filings the absence of which would not reasonably be expected to materially impair the ability of Buyer to perform or comply with its obligations under this Agreement and each other Transaction Document to which Buyer is or will be a party or to consummate the transactions contemplated hereby and thereby.

10.4.	Non contravention

The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the Transactions contemplated hereby, do not and will not

(a)	violate the organizational documents of Buyer,

(b)	assuming compliance with the matters referred to in Article 10.3 (Governmental Authorization), violate any Applicable Law,

(c)

require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer,

(d)	result in the creation or imposition of any Lien on any asset of Buyer, with such exceptions, or

(e)

in the case of each of clauses (b) through (d) above, as would not reasonably be expected to materially impair the ability of Buyer to perform or comply with its obligations under this Agreement and each other Transaction Document to which Buyer is or will be a party or to consummate the transactions contemplated hereby and thereby.

10.5.	Financing

Subject to the rights of redemption of Buyer’s shareholders under Buyer’s organizational documents in connection with Buyer’s initial business combination, Buyer has, or will have, prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price.

10.6.	Purchase for Distribution

Buyer acknowledges that the Sale Shares must be held indefinitely unless the sale or distribution thereof is subsequently registered under the Securities Act or an exemption from such registration is available, such as a SEC-registered Distribution pursuant to Article 15.1 (Distribution) or another registration made pursuant to the Registration Rights Agreement. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of the Transactions and is capable of bearing the economic risks of such Transaction.

10.7.	Litigation

There is no Action pending against, or to the knowledge of Buyer threatened against, Buyer before any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

10.8.	Finders’ Fees

There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of their Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement other than those that will be paid by Buyer.

10.9.	Insolvency

Buyer is able to pay its debts as they become due, owns property which has a fair saleable value greater than the amounts required to pay its debts and has sufficient capital to carry on its business as it is currently conducted.

10.10.	Buyer’s reliance

Buyer acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Group Companies, that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a full opportunity to meet with the officers and employees of the Group Companies to discuss the business of the Group Companies. Buyer acknowledges that neither Seller, the Group Companies nor any other Person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that Seller or the Group Companies furnished or made available to Buyer and its Representatives, except as expressly set forth in this Agreement or any other Transaction Document. Neither Seller nor any other Person (including any officer, director, member or partner of Seller, the Group Companies or any of their respective Affiliates) shall have or be subject to any liability to Buyer or any other Person, resulting from Buyer’s use of any information, documents or material made available to Buyer in any “data rooms,” management presentations, confidential information memoranda, due diligence or in any other form in expectation of the transactions contemplated hereby. Buyer acknowledges that, except for the representations and warranties contained in this Agreement or any other Transaction Document, neither the Company, Seller nor any other Person has made, and Buyer has not relied on any other express or implied representation or warranty by or on behalf of the Group Companies or Seller. Buyer acknowledges that neither the Company, Seller nor any other

Person, directly or indirectly, has made, and Buyer has not relied on, any representation or warranty, whether written or oral, regarding the pro forma financial information, financial projections or other forward-looking statements of the Group Companies, and Buyer will make no claim with respect thereto. Without limiting the generality of the foregoing, Buyer agrees with Seller that it will not, and shall procure that all Affiliates and Representatives of Buyer will not, bring any claim which Buyer may have arising out of any information or advice provided (or omitted to be provided) by the Company or Seller, against the Company or Seller or any Affiliate or Representative of the Company or Seller on which Buyer relied when agreeing to the terms of the Agreement or any other Transaction Document including in connection with giving the representations and warranties or other assurances given in this Agreement, except in the event of fraud.

10.11.	No other Representations or Warranties

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BUYER IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, NO BUYER OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BUYER IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY BUYER. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL OPERATE AS A WAIVER OF CLAIMS OF FRAUD.

11.	PRE-CLOSING COVENANTS OF SELLER

11.1.	Conduct of the Group Companies

(a)

Except as required by this Agreement or needed for the purposes of the Transactions or for the Listing and/or the Separation, from the date hereof until the Closing Date, Seller shall cause the Company and each of the Group Companies to conduct its business in the ordinary course consistent with past practice and use its best efforts to,

(i)	preserve intact its present business organization,

(ii)	maintain in effect all of its permits, licenses, certificates, registrations, clearances, consents, exemptions, authorizations and any other approvals issued by any Governmental Authority,

(iii)	maintain satisfactory relationships with its singers, musicians, composers, publishers, producers, customers, lenders, suppliers and others having material business relationships with it, and

(iv)	comply with Applicable Law and pay all Taxes when due and payable.

(b)

Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or with the prior written consent of Buyer, Seller shall not permit the Company nor any Group Company to take any of the following actions, except when required for the purposes of the Listing, the Separation or the Vivendi Distribution (including to enable Seller to distribute one UMG share to any eligible Seller’s share) to the extent any such action does not have or is not likely to have any material adverse consequences for the Buyer (unless such consequences have or are likely to have the same consequences (if applicable, on a per share basis) for the rights of the other shareholders of the Company):

(i)

any amendment or modification to, or waiver under, the constitutional documents of the Company, to the exception of any adjustment of the total number of shares of the Company if such adjustment (x) does not involve any distribution by the Company to its shareholders, or any contribution in cash or in kind by the formers to the latter, or (y) does not result in the Sale Shares representing less than 10% (giving effect to rounding, if need be) of the share capital and voting rights of the Company on Closing, on a fully diluted basis;

(ii)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any shares of the Company;

(iii)	the creation, allotment or issue of any Equity Securities of the Company;

(iv)	any purchase, repurchase, redemption or cancellation of any Equity Securities of the Company, to the exception of any adjustment of share capital of the Company as contemplated in (i) above;

(v)	any material change to the business scope or nature of business of the Group Companies, taken as a whole;

(vi)

take any action (including any action that would make any representation or warranty of Seller hereunder, or omit to take any action necessary to prevent any representation or warranty of Seller hereunder from being, inaccurate) that would, or would reasonably be likely to, cause any of the conditions set forth in Article 14.1 (Conditions to Obligations of the Parties) or 14.2 (Conditions to Obligations of Buyer) not to be satisfied;

(vii)

any Related Party Transaction, except in the ordinary course and either consistent with past practice or occurring in furtherance of the Separation, in each case on an arm’s length basis and involving amounts that would, individually or in the aggregate, not be material to the Group Companies, taken as a whole;

(viii)	take any action that could reasonably be expected to result in material adverse tax consequences to the Group Companies, taken as a whole; or

(ix)	agree, resolve or commit to do any of the foregoing.

For the avoidance of doubt, the Company shall be permitted to refinance the shareholder loan entered with Seller, on commercially reasonable terms.

11.2.	Notices of Certain Events

From the date hereof until the Closing Date, Seller shall promptly notify Buyer, and Buyer shall promptly notify Seller, as the case may be, of:

(a)

any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions, to the extent such notice or communication is reasonably likely to have such result;

(b)	any notice or other communication from any Governmental Authority in connection with the Transaction;

(c)

any Action commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting, Seller or any Group Company, or Buyer, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 8.6 (Litigation) or 10.7 (Litigation), as the case may be, or that relate to the consummation of any of the Transactions;

(d)

any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Article 14.2(a) (Conditions to Obligations of Buyer) and 14.3(a) (Conditions to Obligations of Seller), as the case may be, not to be satisfied; and

(e)

any event that could reasonably be expected to cause the conditions set forth in Article 14.1 (Conditions to Obligations of the Parties), Article 14.2 (Conditions to Obligations of Buyer) (excluding 14.2(b)) and Article 14.3 (Conditions to Obligations of Seller) (excluding 14.3(b)), as the case may be, not to be satisfied;

provided, however, that the delivery of any notice pursuant to this Article 11.2 shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

11.3.	Access to information

(a)

During the period from the date hereof until the earlier of (i) the Leakage Objection Deadline and (ii) the termination of this Agreement, Seller shall procure that Buyer shall have reasonable access during normal business hours to authorized Representatives, auditors, books and records of the Group Companies as Buyer, or its authorized Representatives may from time to time reasonably request, upon reasonable advance notice for purposes reasonably consistent with this Agreement (including, but not limited to, in connection with assessment of any Leakage); provided that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Group Companies and only to the extent related to the Transactions.

(b)

Notwithstanding anything to the contrary in this Agreement, the Group Companies shall not be required to disclose any information to Buyer, or its authorized Representatives, if doing so could (i) violate any agreement to which any of the Group Companies is a party or any Applicable Law to which any of the Group Companies is subject or (ii) result in the waiver of any legal privilege or work product protection of the Group Companies or Seller ; provided, that neither the Group Companies nor Seller shall be required to disclose to Buyer, or its authorized Representatives, any information, including valuations and materials, related to the negotiation of this Agreement.

11.4.	Cooperation regarding the HSR Filing

Buyer and Seller shall each make, or cause to be made, filing of the Notification and Report Form under the HSR Act as promptly as practicable, but in no event more than ten (10) calendar days following the date hereof. Buyer shall pay all filing fees under the HSR Act.

12.	PRE-CLOSING COVENANTS OF BUYER

12.1.	Redemption TO and Warrants TO

(a)

On July 8, 2021 (and not earlier than such date) or as soon as practicable thereafter, Buyer shall commence the Redemption TO and the Warrants TO in accordance with Applicable Law in order to satisfy the redemption rights of holders of Buyer’s Class A common stock and to provide holders of its outstanding public warrants the ability to participate in the Distribution. Unless the Redemption TO or the Warrants TO is extended by Buyer for any period required pursuant to Applicable Law (including as necessary or appropriate to respond to any comments from the staff of the SEC) or to allow the Redemption TO and the Warrants TO to remain open for ten (10) business days after any amendment made to the Offer Documents by Buyer to comply with article 12.1(d), the Redemption TO and the Warrants TO shall expire at 12:00 midnight, New York City time, on the date that is twenty (20) business days (for this purposes calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Redemption TO or the Warrants TO is first commenced (within the meaning of Rule 14d-2(a) promulgated under the Exchange Act). Within each of the Redemption TO and the Warrants TO procedure, Buyer will use its best efforts to support the Transaction, including obtaining public statements from its Board of Directors and its CEO (i) supporting the Transactions and, in respect of the Redemption TO only (ii) recommending Buyer’s shareholders not to redeem their Class A common stock in Buyer within the Redemption TO.

(b)	As soon as practicable on the date the Redemption TO/the Warrants TO is first commenced, Buyer shall:

(i)

prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Redemption TO and the Warrants TO, which Schedule TO shall contain as an exhibit an offer to purchase and forms of the letter(s) of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Redemption TO and the Warrants TO (together with all amendments and supplements thereto, the “Offer Documents”);

(ii)	deliver a copy of the Schedule TO, including all exhibits thereto, to Seller;

(iii)

cause the Offer Documents to be disseminated to all holders of shares of its Class A common stock and to all holders of public warrants as and to the extent required by the Exchange Act and the rules of the New York Stock Exchange.

(c)

It is understood and agreed (and the Offer Documents, in draft or final form, as filed or otherwise published by Buyer shall expressly state, in particular with clear legends mutually agreed by the Parties) that nothing contained in the Offer Documents constitutes a statement or representation of the Seller, the Company nor any of their Affiliates, and only the Buyer (and neither the Seller, the Company nor any of their Affiliates) is responsible for the Offer Documents, their content and their filing with the SEC.

(d)

It is expressly agreed that any description of UMG in the final forms of the Offer Documents shall be based on, and be consistent with, the second draft Listing prospectus to be filed with the Dutch Authority for Financial Markets on or around July 16, 2021 a draft of which will be furnished to Buyer prior to filing with the Dutch Authority for Financial Markets and Buyer shall have a reasonable opportunity to comment on the proposed amendments reflected in such second draft which comments will be addressed and discussed by the Company in good faith.

(e)	The Offer Documents shall be published and the Tender Offers commenced no earlier than July 8, 2021.

13.	PRE-CLOSING COVENANTS OF THE PARTIES

13.1.	Public Announcements

Buyer and Seller shall consult with each other, and written consent from both Buyer and Seller shall be obtained, before Buyer, Seller or the Company, or any of the Affiliates of any of the foregoing issues any press release or makes other public announcement or public communication with respect to this Agreement or the Transactions, except for any press release, public announcement or public communication required by Applicable Law or rules of any applicable securities exchange, in which case the Party or other entity required to make such press release, announcement or communication shall use its reasonable best efforts to allow Buyer and Seller reasonable opportunity to comment on such release, announcement or communication in advance of such issuance and shall consider in good faith the comments reasonably proposed by Buyer and Seller.

14.	CONDITIONS TO CLOSING

14.1.	Conditions to Obligations of the Parties

The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction (or, to the extent legally permissible, waiver by each of Buyer and Seller) of the following conditions:

(a)	There shall not be any pending Action before any Governmental Authority seeking to prohibit the consummation of the Transactions;

(b)	No provision of any Applicable Law shall prohibit the consummation of the Closing; and

(c)	The waiting period under the HSR Act has expired or been terminated.

14.2.	Conditions to Obligations of Buyer

The obligation of Buyer to consummate the Closing is subject to the satisfaction (or, to the extent legally permissible, waiver by Buyer) of the following further conditions:

(a)

The representations and warranties of Seller shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties that are made only as of a specific date, which shall be true and correct only as of such date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Article 14.2(a) shall be deemed to have been satisfied even if any representations and warranties of Seller contained in Articles 8.6 (Litigation), 8.8 (Finders’ Fees), 9.6 (Locked Box Accounts) and 9.7 (Absence of Certain Changes) are not so true and correct, unless the failure of such representations and warranties of Seller to be so true and correct (without giving effect to any qualification by “materiality” or “material adverse effect” and words of similar import set forth therein) has had, or could reasonably be expected to have, individually or in the aggregate, an adverse effect of at least 10% of the enterprise value of the Group Companies taken as a whole, or would prevent Seller from consummating the transactions contemplated by, or performing the obligations under, this Agreement.

(b)	Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing.

(c)	The Registration Rights Agreement shall have been executed and delivered by the Company and there shall be no Action pending against or threatened against its validity and enforceability.

(d)	The aggregate redemption price of all Class A common stock of Buyer paid upon completion of the Redemption TO procedure has not exceeded USD 1 billion in the aggregate.

(e)

Seller shall have delivered to Buyer a duly executed certificate, signed by an authorized officer or director of Seller, dated the Closing Date, certifying that the conditions set forth in Article 14.2 have been satisfied.

14.3.	Conditions to Obligations of Seller

The obligation of Seller to consummate the Closing is subject to the satisfaction (or, to the extent legally permissible, waiver by Seller) of the following further conditions:

(a)

The representations and warranties of Buyer shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties that are made only as of a specific date, which shall be true and correct only as of such date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Article 14.3(a) shall be deemed to have been satisfied even if any representations and warranties of Buyer contained in Articles 10.7 (Litigation) and 10.8 (Finders’ Fees) are not so true and correct unless the failure of such representations and warranties of Buyer to be so true and correct has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by, or performing the obligations under, this Agreement.

(b)	Vivendi’s Shareholders’ Meeting convened for June 22, 2021 shall have approved the distribution of 60% of the UMG share capital and Listing of UMG.

(c)	Buyer shall have performed in all material respects all of the obligations hereunder required to be performed by them at or prior to the Closing.

(d)	The Indemnification Agreement is effective and there is no Action pending against or threatened against its validity and enforceability.

(e)	There is no Action pending against or threatened against the validity and enforceability of the Sponsor Funds Commitment and the transactions resulting from its enforcement.

(f)	Buyer shall have joined as a party to the existing shareholders’ agreement entered into between the Company, Seller, Concerto and Scherzo on February 26, 2021.

(g)

Buyer shall have delivered to Seller a duly executed certificate, signed by an authorized officer of Buyer, dated the Closing Date, certifying that the conditions set forth in Article 14.3 have been satisfied.

14.4.	Cooperation regarding the conditions to Closing

The Parties undertake to work together and cooperate in good faith, and each Party shall use its best endeavors, to the extent that it is respectively in power to do so, to ensure the satisfaction of the above-mentioned conditions to Closing as soon as practicable and shall promptly give notice to the other Parties of the satisfaction of any conditions.

14.5.	No other conditions to Closing

The Parties agree that the obligation of the Parties to complete the purchase and sale of the Sale Shares is not subject to the satisfaction of any condition other than those mentioned in this Article 14.

15.	POST-CLOSING COVENANTS

15.1.	Distribution

The Parties agree that neither Buyer nor the Company shall submit or file (on a confidential or official basis) with the U.S. Securities and Exchange Commission (“SEC”) any registration statement to register the Distribution before October 1st, 2021, in accordance with the provisions of the Registration Rights Agreement.

15.2.	Amendment of the Company’s Articles of Association and other pre-Listing resolutions

After Closing and in any event before Listing, the Parties undertake to use all rights and powers available to them in relation to the Company and execute all documents required under any Applicable Law as to:

(a)	Convert the Company into a Dutch N.V.;

(b)	Amend the articles of association of UMG as to reflect the indicative terms of the articles of association attached hereto in Schedule B;

(c)	Reorganize the share capital of the Company to provide for the desired number of shares for the Listing and the Vivendi Distribution; and

(d)

Ensure that all customary pre-Listing resolutions can be taken by the board and the shareholders of the Company in anticipation of the Listing, subject to the limitations set forth in the following paragraph.

Buyer hereby undertakes not to oppose any amendment of the Group Company’s document or any other resolution needed for the purpose of the Listing, except to the extent any such amendment has or is likely to have any adverse consequences for the rights of the Buyer, unless such consequences have or are likely to have the same consequences (if applicable, on a per share basis), for the rights of the other shareholders of the Company.

16.	NO SURVIVAL

The Parties hereto, intending to modify any applicable statute of limitations, agree that, except in the event of fraud:

(a)

none of the representations and warranties set forth in Article 8 (Representations and warranties of Seller with respect to Seller), Article 9 (Representations and Warranties of Seller with respect to Company and the Group Companies), and Article 10 (Representations and warranties of Buyer),

(b)

none of the covenants hereto set forth in Article 11 (Pre-Closing Covenants of Seller), none of the covenants of Buyer set forth in Article 12 (Pre-Closing Covenants of Buyer), and none of the covenants of the Parties set forth in Article 13 (Pre-Closing Covenants of the Parties);

(collectively, the “Terminating Covenants”) shall survive the consummation of the Closing; and none of the Parties or their respective Affiliates shall have any liability following the Closing, with respect thereto.

The covenants and agreements in this Agreement other than the Terminating Covenants shall survive the Closing in accordance with their respective terms.

17.	TERMINATION

17.1.	Grounds for Termination

This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written agreement of Seller and Buyer;

(b)

by either Seller or Buyer, if the Closing shall not have been consummated on or before September 15, 2021 (such date, as may be extended by mutual agreement of Seller and Buyer, the “Long-Stop Date”); provided that the right to terminate this Agreement pursuant to this Article 17.1(b) shall not be available to Buyer or Seller, respectively, if (i) Buyer’s (in the case of Buyer) or (ii) Seller’s (in the case of Seller), failure to fulfill any obligation under this Agreement or the other Transaction Documents or other intentional breach hereunder or thereunder has been a material cause of, or resulted in, the failure of the Closing to occur on or before the Long-Stop Date;

(c)

by either Seller or Buyer, if there shall be any Applicable Law that makes consummation of any of the Transactions illegal or otherwise prohibited or if consummation of any of the Transactions would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; provided that the right to terminate this Agreement pursuant to this Article 17.1(c) shall not be available to Buyer or Seller, respectively, if (i) Buyer’s (in the case of Buyer) or (ii) Seller’s (in the case of Seller), failure to fulfill any obligation under this Agreement or the other Transaction Documents or other intentional breach hereunder or thereunder has been a material cause of, or resulted in, such prohibition or violation;

(d)

by Buyer, if a breach of any representation or warranty of failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause the conditions set forth in Article 14.2(a) or Article 14.2(b) not to be satisfied, and such breach or failure to perform is not cured by Seller within thirty (30) calendar days following receipt of written notice thereof; provided that Buyer is not then in breach of this Agreement so as to cause any of the conditions set forth in Article 14.1 (Conditions to Obligations of the Parties) or Article 14.3 (Conditions to Obligations of Seller) not to be satisfied;

(e)

by Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the conditions set forth in Article 14.3(a) or Article 14.3(c) not to be satisfied, and such breach or failure to perform is not cured by Buyer within thirty (30) calendar days following receipt of written notice thereof; provided that Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Article 14.1 (Conditions to Obligations of the Parties) or Article 14.2 (Conditions to Obligations of Buyer) not to be satisfied;

(f)

by Seller, if (i) all of the conditions set forth in Article 14.1 (Conditions to Obligations of the Parties) and Article 14.2 (Conditions to Obligations of Buyer) (other than those conditions that by their terms are to be satisfied at the Closing and are capable of being satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing) have been satisfied, (ii) Seller has delivered to Buyer an irrevocable written notice confirming that all of the conditions set forth in Article 14.3 (Conditions to Obligations of Seller) have been satisfied (or that Seller is willing to waive any such unsatisfied conditions) and that Seller is ready, willing and able to consummate the Closing and (iii) Buyer fails to complete the Closing within five (5) Business Days following the later of (x) the date on which the Closing should have occurred pursuant to Article 4 (Closing) or (y) the date on which Seller delivers the notice referred to in clause (ii); or

(g)	by Seller in case the Shareholders’ Meeting convened for June 22, 2021 has not approved the distribution of 60% of the UMG share capital and Listing of UMG.

The Party desiring to terminate this Agreement pursuant to this Article shall give written notice of such termination to the other Party.

17.2.	Effect of Termination

If this Agreement is terminated as permitted by Article 17.1 (Grounds for Termination), such termination shall be without liability of either Party (or any Representative of such Party) to the other Party to this Agreement; provided that if such termination shall result from the (i) willful failure of either Party to fulfill a condition to the performance of the obligations of the other Party as set out in Article 14 (Conditions to Closing), or (ii) fraud or willful breach by either Party hereto of any representation or warranty or agreement contained herein, such Party shall be fully liable for any and all Damage incurred or suffered by the other Party as a result of such failure or fraud or willful breach. The provisions of this Article and of Articles 13.1 (Public Announcements), 18.1 (Notices), 18.3 (Expenses), 18.4 (Non-Disclosure) and 18.6 (Governing Law; Jurisdiction) shall survive any termination hereof.

18.	MISCELLANEOUS

18.1.	Notices

All notices, requests and other communications to any Party shall be in writing in the English language and shall be deemed effectively given: (i) upon delivery to the Party to whom the same is directed, (ii) when sent by electronic mail (unless the sender receives a message indicating failure to deliver or a similar error message) if sent prior to 5:00 pm on a Business Day in the place of receipt; if not, then on the next Business Day in the place of receipt, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) Business Days after deposit with an internationally recognized overnight courier, with written verification of receipt, in each case:

if to Buyer, to:

Pershing Square Tontine Holdings, Ltd

787 Eleventh Avenue, 9th Floor

New York, NY 10019

United States of America

Attention: Corporate secretary

Email: milankov@persq.com

with copies to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

United States of America

Attention: Joseph C Shenker, Scott D Miller and Olivier de Vilmorin

Email: shenkerj@sullcrom.com; millersc@sullcrom.com; devilmorino@sullcrom.com

and

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, NY 10281

United States of America

Attention: Stephen Fraidin and Gregory P. Patti, Jr.

Email: stephen.fraidin@cwt.com; greg.patti@cwt.com

if to Seller, to:

Vivendi S.E.

42, avenue de Friedland

75008 Paris, France

Attention: Frédéric Crépin and Caroline le Masne

Email: frederic.crepin@vivendi.com; caroline.lemasne@vivendi.com with a copy to:

Cabinet Bompoint

48, avenue Victor Hugo

75116 Paris, France

Attention: Me Dominique Bompoint

Email: dbompoint@bompoint-avocats.com

Any Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Article by giving the other Parties written notice of the new address in the manner set forth above.

18.2.	Amendments and Waivers

(a)

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)

No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

18.3.	Expenses

Except as otherwise provided herein, all costs and expenses (financial, legal, accounting and others) incurred in connection with this Agreement shall be paid by the Party incurring such cost or expenses, being specified for the avoidance of doubt that the costs relating to the Listing will be borne by UMG and costs relating to the Distribution will be borne by Buyer.

18.4.	Non-Disclosure; Publicity

(a)

Each Party shall, and shall procure that its Affiliates and the Group Companies, keep confidential all information provided to them by or on behalf of the other Party (or its Affiliates) or otherwise obtained by them in connection with this Agreement which relates to such other Party (or its Affiliates or the Group Companies), except: (i) as may be required by Applicable Law or any Governmental Authority, (ii) to vest the full benefit of this Agreement, (iii) to a Party’s professional advisers, provided that such professional advisers shall be bound by appropriate and enforceable confidentiality agreement and (iv) regarding any information which may be or become known to the public other than because of a breach of the non-disclosure obligation thereon.

(b)

For the avoidance of doubt, the timing, state of progress and contents of the discussions or negotiations between the Parties and their Affiliates in relation with this Agreement shall be kept strictly confidential subject to the exceptions under Clause 18.4(a).

18.5.	Successors and Assigns; Third-Party Beneficiaries

(a)

Notwithstanding anything to the contrary set forth herein, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective representatives and successors. Nothing in this Agreement is intended to or implicitly confers upon any other Person any right, benefit or remedy of any nature whatsoever.

(b)

Notwithstanding the foregoing, the rights and obligations of a Party under this Agreement cannot be transferred (whether directly or indirectly), assigned or encumbered in accordance with Section 3:83 (2) of the Dutch Civil Code, by any Party hereto by operation of law or otherwise without the express written consent of the other Party which shall not be unreasonably withheld. For the avoidance of doubt, any transfer by Buyer of rights hereunder or of the Sale Shares to an Affiliate of the Buyer or subsequent to Listing as necessary or appropriate in Buyer’s reasonable judgment to facilitate the Distribution shall be permitted. No transfer, assignment or encumbrance of any obligations hereunder shall relieve the Parties hereto of any such obligations.

18.6.	Governing Law; Jurisdiction

(a)

This Agreement and any Action, whether in contract or in tort or otherwise, arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be governed by and construed in accordance with the law of the Netherlands without regard to the conflicts of law principles thereof.

(b)

Any dispute arising out of or relating to this Agreement or the performance of this Agreement, including regarding the existence or validity of this Agreement, and including this Article 18.6, will be finally resolved under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators; provided, that the foregoing shall be without prejudice to the right of each Party to seek interim relief or specific performances in summary proceedings (kort geding procedure) before a competent court in the Netherlands, whether before or after the commencement of any arbitration (except for a breach of any representation or warranty or failure to perform any covenant representation after the Closing for which specific performance shall not be available).

(c)

The place of arbitration and the seat of the arbitral tribunal shall be deemed to be Amsterdam, the Netherlands, but all hearings and the examination of witnesses and experts (if any) shall take place in Geneva, Switzerland. The language of arbitration shall be English.

18.7.	Counterparts; Effectiveness

This Agreement may be executed (including by facsimile transmission or by e-mail of .pdf attachment) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by all of the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

18.8.	Entire Agreement

This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and the other Transaction Documents and the Parties acknowledge and agree that there have been no prior agreements and understandings between themselves with respect to the subject matter covered hereby and thereby. Without prejudice to the terms and conditions of the non-disclosure agreement dated as of November 18, 2020 by and between Seller and Sponsor (the “Non-Disclosure Agreement”), the Parties confirm and acknowledge that the Non-Disclosure Agreement shall terminate at the Closing. Nothing in this Agreement shall have the effect of limiting or restricting any liability arising as a result of fraud.

18.9.	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

18.10.	Specific Performance

The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall, subject to Article 18.11, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by Applicable Law, (i) any and all defenses to any action for specific performance hereunder, including any defense based on the claim that a remedy at law would be adequate, and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

18.11.	Waiver

Except as otherwise provided in this Agreement, each Party hereto hereby excludes or irrevocably waives its rights arising out of Title 1 of Book 7 of the Dutch Civil Code, its right to invoke Section 6:228 of the Dutch Civil Code (as a consequence of which an error shall remain for the risk of the Party in error) and its right to (a) rescind (ontbinden) this Agreement in whole or in part; (b) suspend (opschorten) any of its obligations under this Agreement; and (c) nullify (vernietigen) or amend (wijzigen) this Agreement in whole or in part. The Parties hereto agree that the only available remedy after the Closing for a breach of any representation or warranty is to claim Damages (schadevergoeding).

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VIVENDI S.E.

By:	/s/ Arnaud de Puyfontaine
Name: Arnaud de Puyfontaine
Title: Chairman of the Management Board and CEO

[Signature page of the Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PERSHING SQUARE TONTINE HOLDINGS, LTD.

By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Chief Executive Officer and Chairman

[Signature page of the Share Purchase Agreement]

Pursuant to Regulation S-K, Item 601(b)(2), the Schedules to the Share Purchase Agreement referenced, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission (the “Commission”) upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

Schedule A – Group Companies

Schedule B – Indicative terms of the articles of association of UMG

Schedule C – Illustrative Bridge of the Company Enterprise Value to Equity Value

Schedule D– Separation Actions